Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 17, 2008

Barclays GEMS Index™

Global Emerging Markets Strategy: Diversified Money Market Indices

Overview

Over the past 5 years Emerging Markets have become an increasingly important asset class and have generally outperformed most other global indices. The Barclays Global Emerging Markets Strategy (GEMS) IndexTM enables investors to participate in this asset class and to potentially benefit from historically high returns and low levels of volatility.

The Barclays Global Emerging Markets Strategy is based on investing in 1-month synthetic money market deposits. The Barclays GEMS IndexTM is a global index that measures the total return of the Barclays Global Emerging Markets Strategy applied to 15 diversified Emerging Market currencies.

The Barclays GEMS IndexTM is formed by adding three regional sub-indices: Eastern Europe, Middle East and Africa (“EEMEA”), Latin America (“Latam”) and Asia, which can also be invested in separately.

•	Diversified exposure to 15 Emerging Market currencies

•	15.06% per annum compounded return with volatility of 5.72% during the last 5 years*

•	11.65% per annum compounded return above USD LIBOR return*

•	Low correlation with traditional asset classes

Index components

Key investment points

•	Exposure to 15 diversified Emerging Market currencies

•	Ideal for investors looking for exposure in Emerging Markets

•	Takes advantage of interest rate differentials and forward bias

•	Historical performance with generally low volatility and low inherent duration

•	Generally low correlation with traditional asset classes

•	Available in various forms including principal protected products (available on request)

Index characteristics

•	15.06% per annum compounded return with volatility of 5.72% during the last 5 years

•	11.65% per annum compounded return above USD LIBOR return

•	Average 1-year rolling Sharpe Ratio of 2.28

•	Strategy is weighted towards better performing currencies during the year to benefit from momentum

•	Daily index levels available on Bloomberg and the Barclays Capital website, with fixings available on Reuters

•	Available in USD, EUR and JPY benchmarks

Source: Barclays Capital

Explanation of the Barclays Global Emerging Markets Strategy

Initially, for each of the 15 currencies, an equal amount is invested in a 1-month synthetic local currency money market deposit.

This synthetic instrument is created by investing in 1-month money market deposits at USD LIBOR along with 1-month FX forwards. The final proceeds of these trades constitute the new strategy value for each currency and are immediately reinvested in 1-month synthetic local currency money market deposits.

The Barclays GEMS IndexTM is the sum of all 15 synthetic investments and may not be equally weighted during the year due to performance differences amongst currencies. Every mid July, there will be an annual rebalancing to equalize the weightings.

The same methodology is applied to the EUR and JPY based indices with 1-month EURIBOR and JPY Libor respectively.

ANY DATA ON PAST PERFORMANCE, MODELLING OR BACK-TESTING CONTAINED HEREIN IS NO INDICATION AS TO FUTURE PERFORMANCE

USD Index performance

USD GEMS Global and Sub-Indices Performance

GEMS
GEMS (EEMEA)
GEMS (Latam)
GEMS (Asia)
240
220
200
180
160
140
120
100
80
Mar-03
Sep-03
Mar-04
Sep-04
Mar-05
Sep-05
Mar-06
Sep-06
Mar-07
Sep-07
Mar-08

The Barclays GEMS Index™ has steadily risen since March 2003.

Source: Barclays Capital

Comparison with Global Indices

GEMS
GEMS (EEMEA)
GEMS (Latam)
GEMS (Asia)
S&P 500® Index
FTSE 100™ Index
NIKKEI® 225 Index
GSCITR
JPGBI
CASH
260
220
180
140
100
60
Feb-03
Aug-03
Feb-04
Aug-04
Feb-05
Aug-05
Feb-06
Aug-06
Feb-07
Aug-07
Feb-08

The Barclays GEMS Index™ has generally outperformed other asset classes with lower volatility and smaller drawdowns.

Source: Barclays Capital, Bloomberg and Reuters

1-Year Rolling Returns**

Source: Barclays Capital

The Barclays GEMS Index™ has consistently exceeded the USD Libor return.

1-Year Rolling Sharpe Ratio

Source: Barclays Capital

The Barclays GEMS Index™ has generally outperformed other asset classes on a risk-adjusted basis.

* GEMS – Barclays GEMS Index™
GSCITR – Goldman Sachs Commodity Index: Total Return
JPGBI – JP Morgan Government Bond Index: Global
Cash – 1-month USD LIBOR Return
S&P500 – S&P 500® Index
FTSE100 – FTSE 100™ Index
Nikkei 225 – Nikkei® 225 Index

** 1-year Rolling returns – defined as 252 business days of returns
*** Analysis assumes USD100 is invested into each strategy as of 15 March 2003 until 18 March 2008

ANY DATA ON PAST PERFORMANCE, MODELLING OR BACK-TESTING CONTAINED HEREIN IS NO INDICATION AS TO FUTURE PERFORMANCE

USD Index performance

Distribution of past 5 year monthly returns

ANY DATA ON PAST PERFORMANCE, MODELLING OR BACK-TESTING CONTAINED HEREIN IS NO INDICATION AS TO FUTURE PERFORMANCE

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, dated August 31, 2007, the prospectus supplement dated September 4, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, free writing prospectus, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference asset, entity or index and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

An investment in a security linked to an index of emerging market currencies involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

Barclays Capital and its affiliates do not provide tax advice. Please note that (i) any discussion of US tax matters contained in this communication (including any attachments) cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.

Barclays Global Emerging Markets Strategy (GEMS) Index™ is a trademark of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

Copyright in these materials is owned by Barclays Bank PLC. These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays.

© 2008, Barclays Bank PLC. All rights reserved.

CS2103	March 2008